Exhibit 99.1

CUSIP# 678046 10 3 Amex: BQI

NEWS RELEASE

Date: September 23, 2008

Oilsands Quest announces underwritten private placement of Flow-Through Common Shares

Calgary, Alberta -- Oilsands Quest Inc. (Amex: BQI) announced today that it has entered into a private placement financing agreement (the “Offering”) with a syndicate of underwriters on a bought deal basis, to issue 3,266,000 common shares on a flow-through basis (“Flow-Through Shares”). The Flow-Through shares will be issued to investors at a price of CDN$3.675 (US$3.50) per share, for total gross proceeds to Oilsands Quest of approximately CDN$12 million.

This financing is in addition to the non-brokered private placement of up to 6,642,857 Flow- Through Shares announced previously by Oilsands Quest, priced at US$3.50 (CDN$3.675) per share, for aggregate proceeds of up to US$23.3 million (CDN$24.4 million).

The earlier announced private placement and the Offering are expected to result in aggregate gross proceeds of US$34.9 million (CDN$36.4 million). The proceeds from the non-brokered private placement and the Offering will be used to incur Canadian Exploration Expenses through exploration work relating to its planned exploration programs.

The Flow-Through Shares will be issued to investors in Canada pursuant to certain exemptions from prospectus requirements. Investors in the United States should be aware that Flow- Through Shares will not be offered in the United States.

Closing of the Offering is expected to occur on or about October 3, 2008 and is subject to American Stock Exchange approval and the completion of definitive documentation.

The Flow-Through Shares issued pursuant to the offerings have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act") and may not be offered or sold in the United States or to U.S. persons (as such term is defined in Regulation S under the Securities Act) absent a registration statement or an applicable exemption from registration. This notice is not an offer to sell or a solicitation of an offer to buy such securities and is issued pursuant to Rule 135c under the Securities Act of 1933.

For more information:

Paul K. O’Donoghue, MBA

Vice President, Investor Relations and Corporate Planning

Oilsands Quest Inc.

Email: investorrelations@oilsandsquest.com

(403) 263-1623